UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   John T. Carleton
   c/o Benaroya Capital Company, L.L.C.
   1001 4th Avenue, Suite 4700
   Seattle, WA  98154
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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                                                                                                                                   |
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 Table II -- Derivative Securities Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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                                                                                                                                   |
Stock Option            |Immed    |10/18/06 |Commmon Stock          |34       |$600.00   |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Stock Option            |Immed    |11/13/08 |Commmon Stock          |25       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Stock Option            |Immed    |11/1/09  |Commmon Stock          |10000    |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Stock Option            |Immed    |11/1/10  |Commmon Stock          |1667     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Explanation of Responses:



                                   /s/ John T. Carleton          05/01/2001
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                                   Signature of Reporting Person      Date